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                                                                    Exhibit 10.6

                             CONTRACT FOR EMPLOYMENT

                                       FOR

                             ORC INTERNATIONAL LTD.

                                 (the "Company")

                               Angel Corner House

                             1 Islington High Street

                                 London, England

1.   PARTIES

     This agreement is made between the Company and Nigel Maxfield, 57A Westmorland, Urmstom, Manchester M419HN

2.   STATE DATE AND DURATION

     This agreement is made this 12th day of December, 2001. Your employment shall continue indefinitely subject to termination in accordance with Clauses 11, 17 and 18 of this agreement. June 7, 1983 will be used as the date to determine continuity of service.

3.   JOB TITLE AND RESPONSIBILITIES

     Your job title is Deputy Managing Director, O.R.C. International Ltd. You are also a member of the Company's "Worldwide Managing Board". Your duties and this appointment may be performed by you solely or jointly with whomsoever the Company may appoint. Your current duties are the growth and profitability of O.R.C. International Ltd. You are responsible to Managing Director or his designee from time to time. Unless otherwise expressly stated in this agreement all consents and authorizations which you are required to obtain from the Company shall be given by the Managing Director on behalf of the Company or such other person as the Company may specify or the Managing Director may delegate to from time to time.

     The Company is fast growing and flexibility is important. You shall therefore be required to undertake such other duties as the Company specifies and which are consistent with your position within the Company.

     The Company reserves the right to require that you do not perform any duties or attend the Company's premises during any period of suspension or whilst you

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     are under notice of termination of your employment provided that you continue to be paid the salary and benefits to which you are entitled under this agreement.

4.   NORMAL PLACE OF WORK

     Your primary place of work will be at Angel Corner House, 1 Islington High Street, London, England. The Company reserves the right to change your normal place of work to any place within the North and South Circular Road of London. You will be given at least one month's notice of any such change.

     Your duties will involve travel to clients' locations. You may be required to travel anywhere within the UK, Europe and the US as is necessary for the proper performance of your duties. Should it prove necessary that you work outside the UK for more than one month, the terms of this agreement will be reviewed.

5.   WHOLE TIME AND ATTENTION

     During your employment with the Company you shall devote your best efforts to promoting the Company's business and may not, without the prior written consent of the Company which will normally not be given and subject to any terms and conditions the Company may reasonably impose, engage whether directly or indirectly in any other business or employment.

     During your normal hours of work you shall devote your whole time and attention to your duties for the Company and shall not be engaged in any other activities without the Company's prior written consent.

     Notwithstanding the above, you may hold units of an unauthorized unit trust up to 5% of the issued securities of any class of shares in any company whose shares are listed on a recognized stock exchange including shares in respect of which dealing takes place in the Alternative Investment Market or the International Stock Exchange of the UK and Republic of Ireland Limited.

6.   CONFIDENTIAL INFORMATION

     During the course of your employment with the Company you are likely to have access to secret or confidential information regarding the affairs of the Company. Group companies ("Group" company being as defined in section 53(i) of the Companies Act of 1989) and its or their clients, customers and business associates, including without limitation, information concerning the Company's survey methodology, survey plans, products, market surveys or reports, technical operations, inventions, processes, compilations of names and addresses of clients, methods of distribution, customers, trade secrets, business budgets and financial status ("Confidential Information").

     During the course of your employment and after its termination you shall not use (save for the benefit of the Company or any Group company and in the proper performance of your duties) and you shall not disclose, divulge or communicate

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     directly or indirectly to any third party any Confidential Information without the Company's prior written consent.

     The term Confidential Information shall not include information which is already in the public domain otherwise than by unauthorized disclosure or which you are ordered to disclose by a Court of competent jurisdiction.

7.   NORMAL WORKING HOURS

     You are required to work a minimum of 36 1/4 hours per week. Your normal hours of work are between 9:15 a.m. and 5:30 p.m. Monday to Friday inclusive of a one hour unpaid break for lunch.

     The nature of your position is such that you are required to work such additional hours as are necessary for the proper performance of your duties without additional pay.

     You hereby agree to opt out of Regulation 4(1) of the Working Time Regulations 1998, although you may terminate such opt out at any time by giving the Company not less than three months written notice.

8.   SALARY

     Your salary is (pound)110,000 (one hundred ten thousand pounds) sterling gross per year which will accrue on a daily basis. This will be paid at the end of each month, after deduction of tax, social security contributions and agreed deductions in equal installments in arrears in accordance with the Company's procedures from time to time.

     Your salary will be reviewed upwards in accordance with the Company's procedures from time to time. Currently salaries are reviewed annually each January. Any such change will be notified to you in writing by no later than the first salary payment at the higher rate. You are also eligible to participate in any incentive compensation program that may be developed for the Company.

9.   EXPENSES

     The Company shall reimburse you for all expenses reasonably and properly incurred by you in the proper performance of your duties in accordance with the Company's expenses policy as amended from time to time. Such reimbursement will be made within one month of such expenses being incurred provided that such vouchers, receipts or other evidence of such expenses having been incurred are produced as the Company may from time to time reasonably require.

     If the Company advances to you any sums in respect of expenses to be incurred such sums are the property of the Company. You are required to repay the outstanding balance of any such advance against which expenses claims have

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     not been properly submitted within one month of the date on which such sums are advanced to you. If you do not repay such outstanding sums, the Company is hereby irrevocably authorized to deduct the same from any payment of salary due to you under Clause 8 above, or any money owed to you by the Company on or after termination of your employment.

10.  HOLIDAY

          (a) Entitlement

     The Company's holiday year is the calendar year. In addition to Statutory and Bank Holidays (currently New Year's Day, Good Friday, Easter Monday, May Day, Spring Bank Holiday, Summer Bank Holiday, Christmas Day and Boxing
     Day) your holiday entitlement per year is 30 days.

     During your first and last calendar years of employment with the Company your holiday entitlement will be calculated at the rate of one twelfth of your annual entitlement for each complete calendar month of employment with the Company in the calendar year.

          (b) Procedures

     You must give at least two weeks notice of proposed holidays to the Company. You may not take holidays without the prior approval of the Company.

          (c) Termination of Employment

     The Company will compensate you for any accrued but untaken holiday entitlement outstanding on termination of your employment at the rate of 1/365th of your gross annual basic salary for each accrued but untaken day of holiday.

     If you have taken in excess of your accrued holiday entitlement on termination of your employment you must repay to the Company the excess holiday pay paid to you at the rate of 1/365th of your gross annual basic salary for each day's holiday taken in excess of your entitlement. If you do not repay such excess holiday pay the Company is hereby irrevocably authorized to deduct such amount from any money owed to you by the Company on or about termination of your employment.

11.  SICKNESS

          (a) Notification

     If you are absent from work due to sickness or injury you must inform your Manager as soon as possible on your first day of absence. You must keep your Manager regularly informed of the reasons for and expected duration of your absence.

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     If you are absent for more than 7 consecutive days (including weekends and holidays) you must provide your Manager with a medical certification on the 8th day and thereafter weekly.

     Immediately following your return to work after any period of absence due to sickness or injury you will be required to complete a self certification form. This information is required to calculate your entitlement to Statutory Sick Pay ("SSP") and such self certification forms will be retained in the Company's records.

     Any unauthorized absence must be explained and failure to do so may be treated as a disciplinary matter.

          (b) Sick Pay

     If you are absent from work due to sickness or injury and comply with the requirements of Sub clause 11(a) above regarding notification you will be paid SSP and/or Company Sick Pay ("CSP") as set out below.

          (i) Statutory Sick Pay

     You will be paid SSP in accordance with the provisions of the Social Security contributions and Benefits Act 1992 as amended from time to time. For SSP purposes your qualifying days are Monday to Friday inclusive.

          (ii) Company Sick Pay

     The Company reserves the right to require you to be examined at any time by an independent doctor of its choice and at its expense and to cease payment of your basic salary forthwith if it is advised by that doctor that you are fit to return to work. Failure to attend any examination without reasonable cause shall entitle the Company to cease payment of your basic salary forthwith.

     If you are absent from work due to ill health for a period or periods exceeding six months in any period of twelve months the Company is entitled to terminate your employment by giving you your statutory minimum notice save that where the Company has provided you with permanent health insurance benefit no termination will be effected pending a decision from insurers in respect of the benefit or if benefit is being provided by insurers and the insurers confirm that termination will not affect the provision of benefit. You shall have no claim for damages or otherwise against the Company in respect of such termination.

     If your absence is due to injury or actionable nuisance or negligence caused by a third party or third parties all payments made to you under this clause by the Company to the extent that compensation is recoverable from any third party (or would be but for this clause) constitute a loan to you from the Company and shall be repaid by you when and to the extent that the Company requests such repayment.

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12.  PENSION AND RETIREMENT

     You are eligible to participate in the Company's pension scheme, subject to the terms of such scheme as amended from time to time. These are personal portable pensions run by Norwich Union. Currently the Company makes monthly contributions at the rate of 5% of your gross basic monthly salary into the Company pension scheme.

     There is no contracting out certification (issued under the Pension Schemes Act 1993) in force in respect of your employment.

     The normal retirement age for your employment is 65 years. The Company reserves the right to depart from this retirement age if the Company considers that this is appropriate.

13.  PRIVATE MEDICAL INSURANCE

     You are currently entitled at your request within seven days from your starting date to participate in the Company's Private Medical Insurance scheme in accordance with the Company's policy as amended time to time. The Company reserves the right to vary, amend or remove this benefit at its sole discretion. This program is fully paid for by the Company and covers the Employee, Employee's spouse and family members.

14.  LIFE INSURANCE

     The Company will provide you with life insurance coverage in accordance with the Company's policy as amended from time to time. The Company reserves the right to vary, amend or remove this benefit at its sole discretion. The death-in-service benefit equals four times salary.

15.  COMPANY CAR

     (a) The Company shall provide the Employee with the use of a motor car ("the Company car") in accordance with the Company's car policy. The annual car allowance is(pound)6,300 (car or cash equivalent). The Company car shall be replaced by the Company in accordance with the Company's car policy from time to time. The Company shall be responsible for payment of the insurance and road fund tax and all fuel (except fuel used outside the UK), running and maintenance expense in respect of the Company car ("the standing and running costs"). The Employee shall be responsible for ensuring that the Company car is at all times kept in good condition and shall report any accident and any endorsement to his license within 7 days of occurrence.

     (b) The Company car shall at all times be the property of the Company (subject to any hire, purchase hiring, leasing, lease purchase or other similar agreement which the Company may have entered into in respect of

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          the Company car) and shall be registered in the name of the Company and shall be returned to the Company forthwith upon the termination of the Employee's employment.

     (c) The Employer shall be entitled to require the Employee to return the Company car to the Employer if the Employee is prevented from working by reason of illness or injury or similar incapacity or by industrial action for a period exceeding 28 days.

16.  INTELLECTUAL PROPERTY

          (a) Copyright

     The Copyright, Designs and Patents Act 1988 governs the ownership of copyright in literary, artistic and other works created by you in the course of your employment. In relation to all such copyright the Company (as your employer) is the owner.

     If during your employment you at any time (whether alone or with any other person, whether during the course of your normal duties or other duties specifically assigned to you, and whether or not during normal working hours) originate any design (whether registrable or not) or other work in which copyright may subsist, you shall immediately disclose it to the Company and, at the request and expense of the Company, you shall do all things necessary and desirable to substantiate the rights of the Company in relation to that design.

          (b) Inventions

     The Patents Act 1977 provides that, subject to certain conditions, an invention made by you (as the Company's employee) will belong to the Company if it is made in the course of your normal duties or in the course of other duties specifically assigned to you.

     If at any time during your employment (whether or not whilst engaged in the performance of your duties) you discover, make or conceive, either alone or in conjunction with others, any invention, discovery or design which relates to the business of the Company (an "Invention") you shall:

     (i) immediately communicate or explain in writing full particulars of the invention to the Company, whether you consider the Invention to be, by virtue of Section 39 of the Patents Act 1977, your own property or the property of the Company; and

     (ii) where the Invention is the property of the Company, at the request and expense of the Company, supply all such information, data and drawings as may be necessary to enable the Company to exploit the Invention to its best advantage and shall execute and do all such documents and things as may be necessary or desirable for

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          obtaining patent or similar protection for the same in such part or parts of the world as may be specified by the Company and for vesting the same in the Company or as it may direct.

          (c) Moral Rights

     You hereby irrevocably waive any rights you may have under Chapter IV of
     Part I of the Copyright Designs and Patents Act 1988 ("Moral Rights") any foreign law assigning corresponding rights in respect of any acts of the Company or done with the Company's authority in relation to all copyright material generated by you.

     Rights and obligations under this Clause 16 in respect of all intellectual property (including any copyright, Inventions, or Moral Rights) shall continue in force after the termination of your employment and shall be binding upon your representatives.

17.  NOTICE OF TERMINATION OF EMPLOYMENT

     Unless previously terminated in accordance with clause 18 your employment shall continue until terminated by either party giving to the other not less than twelve months notice in writing.

     Your employment will terminate automatically on your 65th birthday which is the normal retirement date for the employees of the Company.

     The Company reserves the right in its sole and absolute discretion to terminate your employment with immediate effect at any time by making a payment in lieu of notice equivalent to salary for the notice period or, where notice has been given for the balance of the notice period. The payment shall consist solely of an amount equivalent to salary in lieu of notice, and shall not include any payment in respect of any bonus or other contractual benefits. For the purposes of this clause salary shall be calculated at the rate in force at the date of termination.

     Any payment in lieu of notice paid pursuant to clause 17.3 will be paid less tax and National Insurance as required by law.

18.  TERMINATION OF EMPLOYMENT WITHOUT NOTICE

     Notwithstanding any other provision of this agreement the Company shall (without prejudice to the other rights and remedies of the Company) be entitled to terminate your employment without notice and without pay in lieu of notice in appropriate circumstances including where you:

     (a) commit any serious or persistent breach of your obligations under this agreement; or

     (b) refuse or neglect to comply with any lawful order or direction given by the

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          Company; or

     (c) refuse or neglect to comply or give the Company reasonable grounds for believing you have refused or neglected to comply with the Company's policies on sexual harassment and drink and drugs;

     (d) are guilty or the Company has reasonable grounds to believe you are guilty of any gross negligence, default or misconduct in connection with or affecting the business of the Company or any Group company; or

     (e) conduct yourself in a manner prejudicial to the Company or any Group company; or

     (f) are convicted of an offense or give the Company reasonable grounds for believing you are guilty of an offense (other than an offense which in the opinion of the Company does not affect your position within the Company); or

     (g) become of unsound mind pursuant to any statute relating to mental health.

     You shall have no claim against the Company for damages by reason of termination of your employment by the Company in accordance with these Sub clauses.

19.  GARDEN LEAVE

     At any time after you or the Company has given notice to the other to terminate the employment in accordance with the terms of this Agreement or after you have purported to terminate the employment without giving full notice and the Company does not accept such resignation on such terms, the Company may require that during any such notice period or any part or parts of such notice period you do not enter or attend the premises of the Company ("Garden Leave"), and during any period of garden leave you must not do any of the following:

     (a) undertake any work for any third party whether paid or unpaid and whether as an employee or otherwise;

     (b) have any contact or communication with any client, customer or supplier of the Company;

     (c) have any contact or communication with any employee, officer, director, agent or consult of the Company;

     During any period of Garden Leave the Company may require you to do any of the following:

     (a) perform special projects or perform duties not within your normal duties

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          or perform some but not all of your normal duties;

     (b) keep the Company informed of your whereabouts so that you can be contacted if the need arises for you to perform any duties under the Clause above.

     During any period of Garden Leave you will remain an employee of the Company and the employment shall continue (notwithstanding that you have resigned as a board director or from any offices of the Company and you are not entitled to become employed or engaged by any other company, partnership, person or entity in any capacity (whether paid or unpaid). You will continue to be paid salary and be provided with contractual benefits during any period of Garden Leave in the usual way (save that you will not be entitled to receive any bonus or commission during or in respect of such periods).

20.  RESTRICTIVE COVENANTS

     20.1 You hereby agree that for a period of 6 months following termination of your employment you will not directly or indirectly whether on your own account or jointly in association with or on behalf of any third party: in the Restricted Area and in competition with the Company or any relevant Group company:

     (a) solicit, canvas or endeavor to obtain business relating to the market research business from any person, firm or corporation who was a client or customer or potential client of the Company or any Group company at the date of termination of your employment and with whom you were in the habit or dealing in the 12 months preceding termination of your employment;

     (b) deal with, accept orders or business relating to the market research business from any person, firm or corporation who was a client or customer or potential client or customer of the Company or any Group company at the date of termination of your employment and with whom you were in the habit of dealing in the 12 months preceding termination of your employment;

     (c) solicit or entice away or procure employment for, or endeavour to solicit or entice away or procure employment for, any employee of the Company or any Group company in an executive, managerial, or sales capacity employed by the Company or any Group company at the date of termination of your employment and with whom you had material contact by virtue of your employment;

     (d) use, recollect or seek to duplicate any customer base or subscription based used by the Company or any Group company.

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     20.2 At any time after termination represent yourself as being in any way connected with or interested in the business of the Company or any Relevant Group company.

     20.3 Each of the obligations contained in clause 20.1 above is an entirely separate and independent restriction on you, despite the fact that it may be contained in the same phrase or sub-clause, and if any part is found to be unenforceable the remainder will remain valid and enforceable. The restrictions are considered by you and the Company to be reasonable, but in the event that any such restriction is held to be void or ineffective but would be valid and effective if some part thereof were deleted such restriction shall apply with such modification as may be necessary to make it valid and effective.

     20.4 For the purposes of this clause the following definitions apply:

          "Restricted Area" means UK or anywhere in the world in which the Company undertakes or is planning to undertake a significant business operation at the date of termination;

          "Relevant Group Company" means any group company for which you have worked or performed services or in which you have held office during the twelve months immediately prior to the termination (and if applicable their predecessors in business during such twelve month period);

          "Termination" means the termination of employment.

21.  SERVICE OF NOTICE

     Any notice required to be given under this agreement shall be in writing and shall be deemed served if it is personally delivered to or sent by first class registered post to the last known address of the other party. Any notice so posted shall be deemed served upon the second day following that on which it was posted.

These provisions are considered reasonable by the parties in all circumstances at date hereof.

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22.  RETURN OF COMPANY PROPERTY

     Upon termination of your employment you shall immediately return to the Company any and property including without limitation any Confidential Information (as defined in Clause 6 of this Agreement) files, reports, analyses, charts, records, materials, drawings, computer hardware or software, keys, credit cards, petrol cards, etc. and any copies of the same, belonging or relating to the Company or any Group company or its or their business associates which you made or received during the course of your employment with the Company and which are in your possession or under your control.

23.  DISCIPLINARY PROCEDURE

     You are referred to the Company's Disciplinary Policy as set out in the Company's staff handbook as amended from time to time, the terms of which do not form part of your contract of employment.

24.  GRIEVANCE PROCEDURE

     If you have a grievance relating to your employment you should raise the matter initially with your manager. When stating any grievance you may be accompanied by a fellow employee of your choice. You may be required to put any such grievance in writing.

25.  COLLECTIVE AGREEMENTS

     There are no collective agreements which directly affect the terms and conditions of your employment.

26.  WHOLE AGREEMENT

     This agreement constitutes the whole agreement between you and the Company and supersedes and cancels any prior agreement between you and the Company.

27.  GOVERNING LAWS

     This agreement shall be governed by the laws of England and Wales.

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In witness whereof the Parties hereto have signed this agreement the day and year written.

Signed by, for and on behalf
Of O.R.C. International Ltd.        /s/ John F. Short             12/12/01
                                   --------------------          ----------


Signed by the Employee              /s/ Nigel Maxfield            12/12/01
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In the presence of                     /s/Jim Burke               12/12/01
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